Exhibit 5.1
June 29, 2009

(212) 351-4000	C 97394-00079

(212) 351-4035

The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Re:	The Williams Companies, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-4, as amended (the “Registration Statement”), of The Williams Companies, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2009, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $600,000,000 aggregate principal amount of 8.75% Senior Notes due 2020 (the “New Notes”).
     The New Notes will be offered in exchange for a like principal amount of the Company’s outstanding 8.75% Senior Notes due 2020 (the “Outstanding Notes”) pursuant to the Registration Rights Agreement, dated as of March 5, 2009, among the Company and Citigroup Global Markets Inc. on behalf of themselves and the initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”).
     The New Notes will be issued under an Indenture, dated as of March 5, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The New Notes and the Indenture are each governed under the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.”
     In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent

The Williams Companies, Inc.
June 29, 2009

investigation upon statements and representations of officers and other representatives of the Company and others. In our examination, we have assumed without independent investigation that:
     (a) the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic, and the documents submitted to us as copies conform to the originals; and
     (b) the execution and delivery by the Company of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the New Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be validly issued and will constitute valid and binding obligations of the Company.
     The foregoing opinion is subject to the following exceptions, qualifications and limitations:
     A. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     B. We express no opinion regarding (i) the effectiveness of any waiver of stay, extension, or usury laws or any unknown future rights; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, indemnities, and expenses) to the extent they are construed to be independent

The Williams Companies, Inc.
June 29, 2009

requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.
     C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective.
     D. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify, or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.
     E. We express no opinion as to the effect of noncompliance by the holders of the New Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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